Exhibit 99.1
Carbonite Hosts Inaugural Financial Analyst and Investor Day

Company Reaffirms Q3 2017 Business Outlook

Webcast to begin at 1:00pm ET

BOSTON, MA - September 19, 2017 - Carbonite, Inc. (NASDAQ: CARB), a leading provider of cloud, hybrid and onsite data protection solutions, will host its Inaugural Financial Analyst and Investor Day today, Tuesday, September 19, 2017 from approximately 1:00 p.m. ET to 5:00 p.m. ET at the Company’s headquarters in Boston, Massachusetts.

“Our inaugural financial analyst and investor day provides an opportunity for us to showcase the incredible team at Carbonite, detail our growth strategy, discuss our key differentiators, and outline our long-term financial goals. We have made incredible progress in building the architecture and integrating the technologies that create the foundation for our market-leading data protection platform, and I look forward to sharing our plans for continued growth and success,” said Mohamad Ali, President and CEO of Carbonite.

The Company reiterated its third quarter 2017 business outlook previously issued in conjunction with the reporting of its second quarter 2017 financial results on August 3, 2017. Outlook for the third quarter of 2017 is as follows:

•	GAAP Revenue in the range of $59.0 - $61.0 million

•	Non-GAAP Revenue in the range of $60.5 - $62.5 million

•	Non-GAAP Net Income per share in the range of $0.19 - $0.21

“We are confident in our ability to deliver a meaningful sequential increase in profitability during the third quarter, driven in part by the continued operational efficiencies from building and operating an extremely efficient cloud platform,” said Anthony Folger, CFO of Carbonite. “As a result, we are reiterating our previously issued third quarter 2017 business outlook.”

“Today we are outlining our long-term financial model, which showcases the opportunity for a significant expansion in profitability and free cash flow generation, with a continued balance of organic and inorganic revenue growth,” continued Folger.

Financial Analyst and Investor Day to be Webcast at 1:00p.m. ET

The Company will webcast its Inaugural Financial Analyst and Investor Day presentations from approximately 1:00 p.m. to 5:00 p.m. ET. The live audio webcast and presentation slides can be accessed in the “Investors” section of Carbonite’s website. The webcast will also be archived for future access.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including non-GAAP revenue and non-GAAP net income per share.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and ordinary results of operations. The Company's management uses these non-GAAP measures to compare the Company's performance to that of prior periods and uses these measures in financial reports prepared for management and the Company's board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company's financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.

The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant items that are required by GAAP to be recorded in the Company's financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management.

The Company has not reconciled these non-GAAP measures in this press release because we do not provide guidance for stock-based compensation expense, litigation-related expense, acquisition-related expense, amortization expense on intangible assets, non-cash convertible debt interest expense, and the income tax effect of non-GAAP adjustments as we are unable to quantify certain of these amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Language Concerning Forward-Looking Statements

Certain matters discussed in this press release, including "Third Quarter 2017 Business Outlook," have "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements.  Such statements include, but are not limited to, statements regarding guidance on our future financial results and other projections or measures of future performance. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, the Company's ability to profitably attract new customers and retain existing customers, the Company's dependence on the market for cloud backup services, the Company's ability to manage growth, and changes in economic or regulatory conditions or other trends affecting the Internet and the information technology industry. These and other important risk factors are discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the "SEC"), which is available on www.sec.gov, and elsewhere in any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law, we do not undertake any obligation to update our forward-looking statements to reflect future events, new information or circumstances.

About Carbonite

Carbonite provides data protection solutions for businesses and the IT professionals who serve them. Our solution suite provides a full complement of backup, disaster recovery, high availability and migration solutions for any size business in locations around the world, all supported by secure and scalable global cloud infrastructure. To learn more visit www.Carbonite.com.

Investor Relations Contact:

Jeremiah Sisitsky
Carbonite
781-928-0713
investor.relations@carbonite.com

Media Contacts:

Sarah King
Carbonite
617-421-5601
media@carbonite.com